Exhibit 99.1

Kopin Corporation Reports Financial Results for the First Quarter 2025

Approximately $28 million of orders received in Q125 translates to 2.8:1 Book to bill for Q1 2025

●	Q1 2025 product revenues increased 2% compared to the same period in 2024

●	Funded research revenues increased 37% in Q1 2025

●	2.8:1 Positive book-to-bill for Q1 2025

●	Reaffirms expectations of Double-Digit Revenue Growth in 2025 over 2024

WESTBOROUGH, MA, May 13, 2025 (BUSINESSWIRE) – Kopin Corporation (“Kopin” or “the Company”) (Nasdaq: KOPN), a leading developer and provider of high-performance application-specific optical solutions consisting of high-resolution microdisplays, microdisplays subassemblies and related components for defense, enterprise, industrial, and consumer products, today reported financial results for the first quarter ended March 29, 2025.

Commenting on the quarterly results, Michael Murray, Chief Executive Officer, stated, “The first quarter of 2025 was marked by strong order flow as we continue to supply top tier defense contractors. One of the larger orders in the quarter was for thermal weapons sights, a multi-year, full-scale production program that showcases our expertise in high resolution microdisplays and optics. Additionally, we received several orders to supply microdisplays for pilot Helmet Mounted Display Systems. The Company was awarded several new, exciting and innovative research and development contracts focusing on reducing size, weight, power consumption of current AR/XR solutions with more advanced display technologies, like Color MicroLED displays for soldier vision.

“Our strong order flow continues to demonstrate the need and desire for application specific optical solutions whether in defense, industrial or medical applications. We strive to work with top-tier customers to design new and innovative ways to get the clearest and most accurate micro display solutions for their specific needs.”

Mr. Murray concluded: “Our ONE Kopin initiative has continued to improve manufacturing efficiencies, reduce redundancies and integrate markets to better serve European and Southeast Asian defense markets. In 2025 we are embarking on an aggressive automation plan which we believe will enhance our quality, improve product margins and allow us to leverage our facilities on a 24/7 basis without the need to add full manufacturing shifts.”

First Quarter Financial Results

Total revenues for the first quarter ended March 29, 2025, were $10.5 million, compared to $10.0 million for the first quarter ended March 29, 2024, a 5% increase. Year-over-year product revenues increased 2%, with defense product revenues increasing by $0.2 million or 2.8% year over year primarily due to an increase in revenues from products used in thermal weapon sights and in pilot helmets. First quarter 2025 funded research and development revenues increased to $1.2 million a 37% increase primarily due to increases in funding for U.S. defense programs.

Cost of Product Revenues for the first quarter of 2025 were $7.6 million, or 83% of net product revenues, compared with $8.5 million, or 95% of net product revenues for the first quarter of 2024. The decrease in cost of product revenue as a percent of net product revenues for the three months ended March 29, 2025 as compared to the three months ended March 30, 2024 was due to increased efficiencies and improved yields.

Research and Development (R&D) expenses for the first quarter of 2025 were $2.1 million compared to $2.1 million for the first quarter of 2024, essentially flat. Customer-funded R&D expense declined approximately $0.2 million in the first quarter of 2025 as compared to the first quarter of 2024, while internal R&D increased $0.2 million year over year.

Selling, General and Administration (SG&A) expenses were $4.7 million for the first quarter of 2025, compared to $7.2 million for the first quarter of 2024. The decrease for the three months ended March 29, 2025, as compared to the three months ended March 30, 2024, was primarily due to a decrease in legal fees of $2.9 million.

Net Loss Attributed to Kopin Corporation for the first quarter of 2025 was ($3.1) million, or ($0.02) per share, compared with ($32.5) million, or ($0.27) per share, for the first quarter of 2024.The first quarter of 2024 included a $24.8 million reserve for litigation damages.

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended March 29, 2025, for final disposition as well as important risk factors.

Earnings Call and Webcast

Kopin Corporation management will host the conference call, followed by a question and answer session.

Date: Tuesday, May 13, 2025

Time: 5:00 PM Eastern Time (2:00 PM Pacific Time)

U.S. dial-in number: 800-445-7795

International number: 785-424-1699

Conference ID: KOPIN

Webcast: 1Q25 Webcast Link

The Company will also provide a link at Kopin Investor Relations for those who wish to stream the call via webcast. Please call the conference telephone number 5-10 minutes prior to the start time.

A telephonic replay of the conference call will also be available through May 20, 2025.

Toll-free replay number: 844-512-2921

International replay number: 412-317-6671

Replay passcode: 11159136

About Kopin

Kopin Corporation is a leading developer and provider of innovative display and optical technologies sold as critical components and subassemblies for defense, industrial and consumer products. Kopin’s technology portfolio includes ultra-small Active-Matrix Liquid Crystal displays (AMLCD), Liquid Crystal on Silicon (LCOS) displays and Organic Light Emitting Diode (OLED) displays, a variety of optics, and low-power ASICs. For more information, please visit Kopin’s website at www.kopin.com. Kopin is a trademark of Kopin Corporation.

Forward-Looking Statements

Statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by such sections. Words such as “expects,” “believes,” “can,” “will,” “estimates,” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. These forward-looking statements may include statements with respect to our projected increase in demand for our thermal weapons displays; and our belief that there are opportunities for additional follow-on orders and several new customer development orders which we expect to receive soon. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements, including without limitation our ability to produce thermal weapons displays in adequate quantities to meet projected demand, the outcome of any litigation and other factors beyond our control. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in Part I, Item 1A. Risk Factors; Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K for the fiscal year ended December 28, 2024, or as updated from time to time our Securities and Exchange Commission filings.

Contact Information

For Investor Relations

Kopin Corporation

Richard Sneider

Treasurer and Chief Financial Officer

rsneider@kopin.com

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

KOPN@mzgroup.us

+561 489 5315